AMENDMENT

to the

TRANSFER AGENCY SERVICES AGREEMENT

This AMENDMENT (this “Amendment”) amends as of the 18th day of December, 2009 (the “Effective Date”), the Transfer Agency Services Agreement, dated as of April 1, 2000, between Aston Funds (f/k/a ABN AMRO Funds) (the “Fund”) and PNC Global Investment Servicing (U.S.) Inc. (f/k/a PFPC Inc.) (“PNC”), as amended to date (the “Agreement”).

For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and PNC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. Section 16 (a) is hereby deleted in its entirety and replaced with the following:

“(a)	This Agreement shall be effective on the date first written above and shall continue in full force and effect unless terminated by either party pursuant to 120 days’ written notice to the non-terminating party.”

2. Section 16 (b) is hereby deleted in its entirety and the remaining sub-sections in Section 16 are hereby revised accordingly.

3. This Amendment contains the entire understanding between the parties with respect to the subject matter hereof. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ASTON FUNDS		PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Gerald Dillenburg	By:	/s/ Michael DeNofrio
Name:	Gerald Dillenburg	Name:	Michael DeNofrio
Title:	CFO/SVP	Title:	Executive Vice President Senior Managing Director